As filed with the Securities and Exchange Commission on May 11, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PAPA JOHN’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1203323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2002 Papa John’s Boulevard
Louisville, Kentucky 40299
(502) 261-7272
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Papa John’s International, Inc.
1999 Team Member Stock Ownership Plan
(Full title of the Plan)

J. David Flanery
Senior Vice President, Chief Financial Officer and Treasurer
Papa John’s International, Inc.
2002 Papa John’s Boulevard
Louisville, Kentucky 40299
(502) 261-7272
(Name, address and telephone number of agent for service)

Copies to
Alan L. Dye
John B. Beckman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	3,400,000 shares	$33.18	$112,812,000	$3,463.33

(1)                                  Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2)                                  Calculated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 on the basis of $33.18 per share, which was the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on May 9, 2007.

EXPLANATORY NOTE

This Registration Statement is being filed to register 3,400,000 additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Papa John’s International, Inc. (the “Company”) which have been reserved for issuance under the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan, as amended and restated (the “Plan”). These shares were previously reserved for issuance but not issued under the Papa John’s International, Inc. 1993 Stock Ownership Incentive Plan.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-86535, filed on September 3, 1999) (the “Initial Form S-8”).

Two million (2,000,000) shares (as adjusted for a two-for-one stock split in January 2006) of Common Stock reserved under the Plan were previously registered on the Initial S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.   Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the common stock registered hereby.*

23.1	Consent of Hogan & Hartson LLP (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP, independent registered public accountants.*

24.1	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith.

Item 9.   Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registrant statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on May 10, 2007.

Papa John’s International, Inc. (Registrant)

By:	/s/ J. David Flanery
J. David Flanery Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints J. David Flanery and Clara M. Passafiume his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of May 10, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ John H. Schnatter	Founder Chairman, and Director
John H. Schnatter

/s/ Nigel Travis	President and Chief Executive Officer
Nigel Travis	(Principal Executive Officer)

/s/ F. William Barnett	Director
F. William Barnett

/s/ Norborne P. Cole, Jr.	Director
Norborne P. Cole, Jr.

/s/ Philip Guarascio	Director
Philip Guarascio

/s/ John O. Hatab	Director
John O. Hatab

/s/ Olivia F. Kirtley	Director
Olivia F. Kirtley

/s/ Wade S. Oney	Director
Wade S. Oney

/s/ William M. Street	Director
William M. Street

/s/ J. David Flanery	Senior Vice President, Chief Financial Officer and
J. David Flanery	Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson LLP regarding the legality of the common stock registered hereby.*

23.1	Consent of Hogan & Hartson (included in Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP, independent registered public accountants.*

24.1	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith.